CUSIP NO. Y1505D102	13G	Page 1 4 of 14

Exhibit 99.2

Item 7 Information

[PLEASE CONFIRM THIS CONSTITUTES

ALL OF THE SUBSIDIARIES HOLDING THE SECURITIES]

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company
Colonial First State Investments Limited	IA (AU registered)
First State Investment Management (UK) Limited	IA (UK registered)
First State Investments International Limited	IA (UK registered)
First State Investments (Singapore)	IA (SNG registered)
First State Investments (Hong Kong) Limited	IA (HK registered)